UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2015

eBay Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2065 Hamilton Avenue
San Jose, CA 95125
(Address of principal executive offices)

(408) 376-7400
(Registrant’s telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2015, eBay Inc. (the “Company”) announced that Anthony Bates, Gail McGovern and Jonathan Christodoro had been appointed new members of the Company’s Board of Directors (the “Company Board”), with such appointment to be effective immediately. A copy of the Company’s press release announcing the appointment of Mr. Bates, Ms. McGovern and Mr. Christodoro is attached as Exhibit 99.1 to this current report.

Mr. Bates’, Ms. McGovern’s and Mr. Christodoro’s terms on the Company Board will begin immediately. They fill three vacancies created by an increase in the size of the Company Board from 14 to 17, and their term of office will expire at the Company’s 2015 annual meeting of stockholders or until their successors have been elected and qualified.

As non-employee directors, each of Mr. Bates, Ms. McGovern and Mr. Christodoro is entitled to receive: (i) an annual cash retainer of $80,000, pro-rated for the remaining portion of 2015, and (ii) $220,000 in deferred stock units (“DSUs”), representing an unfunded, unsecured right to receive shares of eBay common stock at the time the director ceases to be a member of the Board, which DSUs will be granted at the time of each annual meeting of stockholders, with such annual equity grants vesting as to 100% of the DSUs on the first anniversary of the date of grant.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
99.1	Press release dated March 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.
(Registrant)

Date: March 23, 2015	/s/ Michael R. Jacobson
Name: Michael R. Jacobson
Title: Senior Vice President, Legal Affairs,
General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release dated March 23, 2015